Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of October 8, 2010, by and between EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company (“Landlord”), and NETSUITE INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (as successor to Netsuite, Inc., a California corporation) are parties to that certain lease dated August 2, 2005 (the “Original Lease”), as previously amended by that certain First Amendment dated April 24, 2008 (the “First Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 92,723 rentable square feet (the “Existing Premises”) described as: (i) Suite 100 consisting of approximately 15,747 rentable square feet located on the first floor of the building; (ii) Suite 110 consisting of approximately 13,134 rentable square feet located on the first floor of the building; (iii) Suite 200 consisting of approximately 29,888 rentable square feet located on the second floor of the building, (iv) Suite 400 consisting of approximately 33,954 rentable square feet located on the fourth floor of the building (as more particularly described in the First Amendment, the “Expansion Space”), all located at the building commonly known as Peninsula Office Park Building 9 located at 2955 Campus Drive, San Mateo, California (the “Building”).

B.	The Lease will expire by its terms on August 31, 2012 (the “Existing Expiration Date”). The parties wish to accelerate the expiration date of the Lease, with respect to the portion of the Existing Premises containing approximately 13,134 rentable square feet described as Suite No. 110 on the first floor of the Building and shown on Exhibit A attached hereto (the “Reduction Space”) only, on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Reduction.

1.1.	Reduction Space Expiration Date. Subject to the provisions hereof, the term of the Lease shall expire, with respect to the Reduction Space only, on October 31, 2010 (the “Reduction Space Expiration Date”) with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Reduction Space on the Reduction Space Expiration Date (the “Reduction”). Without limiting the foregoing:

A.	The portion of the Base Rent schedule set forth in Section 1.03 of the Lease pertaining to the period following the Reduction Space Expiration Date is hereby deleted from the Lease and replaced with the following (reflecting the 45,635 rentable square feet in the Balance of the Original Lease Premises (defined in Section 1.1.B below):

Period	Annual Rate Per Square Foot	Monthly Base Rent
11/1/10 – 8/31/11	$27.00	$102,678.75
9/1/11 – 8/31/12	$28.20	$107,242.25

The Base Rent schedule set forth in Section 2 of the First Amendment shall remain in full force and effect.

B.	From and after November 1, 2010 (the “Reduction Effective Date”), the Premises shall consist solely of the Existing Premises less the Reduction Space (the “Balance of the Existing Premises”) and shall be deemed to contain 79,589 rentable square feet. The portion of the Premises described in clauses (i) and (iii) of Recital A above are referred to herein collectively as the “Balance of the Original Lease Premises”).

C.	Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Reduction Space for the period up to and including the

Reduction Space Expiration Date, even though billings for such amounts may occur after the Reduction Space Expiration Date.

D.	Anything in the Lease to the contrary notwithstanding,

1.	Tenant shall surrender the Reduction Space to Landlord on or before the Reduction Effective Date in its as-is, where-is condition, except that Tenant shall remove all of its trade fixtures and other personal property from the Reduction Space, and except for damage to the Reduction Space occurring after the date of mutual execution and delivery of this Amendment that would otherwise be Tenant’s responsibility to repair and/or restore under the Lease.

2.	Tenant shall have no restoration obligations with respect to the Reduction Space, except for Alterations or damage to the Reduction Space occurring after the date of mutual execution and delivery of this Amendment that would otherwise be Tenant’s responsibility to remove, repair and/or restore under the Lease. Without limiting the generality of the foregoing, Tenant shall not be required to remove any Required Removables (as defined in Section 8 of the Lease) or Cable (as defined in Section 9.01 of the Lease and referenced in Section 8 of the Lease) existing in the Reduction Space on the date of mutual execution and delivery of this Amendment.

3.	The existing 4-ton supplemental HVAC unit serving the Reduction Space shall not be removed by Tenant and shall be deemed to be Landlord’s property upon the Reduction Effective Date, and

4.	If any FF&E purchased with the Allowance (both as defined in Section I.C of Exhibit C to the Work Letter) pursuant to such Section I.C, and/or any Expansion Space FF&E purchased with the Excess TI Allowance (both as defined in Section 8.01 of the First Amendment) pursuant to such Section 8.01 is located in the Reduction Space, Tenant shall move such FF&E from the Reduction Space prior to the Reduction Effective Date, and Landlord hereby waives any right to receive any unamortized portion of the Allowance or Excess TI Allowance in connection therewith.

E.	If Tenant fails to surrender any portion of the Reduction Space on or before the Reduction Space Expiration Date, Tenant’s tenancy with respect to the Reduction Space shall be subject to Section 22 of the Lease.

F.	Any other rights or obligations of Landlord or Tenant under the Lease relating to the Reduction Space that, in the absence of the Reduction, would have survived the Existing Expiration Date shall survive the Reduction Space Expiration Date.

2.	Rent Following Reduction.

2.1.	Base Rent. With respect to the Balance of the Original Lease Premises from and after the Reduction Effective Date, the schedule of Base Rent shall be as set forth in Section 1.1.A above, and with respect to the Expansion Space from and after the Reduction Effective Date, shall be as set forth in Section 2 of the First Amendment. All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

2.2.	Tenant’s Share. With respect to the Balance of the Original Lease Premises from and after the Reduction Effective Date, Tenant’s Pro Rata Share shall be 36.9326%, and with respect the Expansion Space from and after the Reduction Effective Date, Tenant’s Pro Rata Share shall remain as set forth in Section 4 of the First Amendment.

2.3.	Expenses and Taxes. With respect to the Balance of the Original Lease Premises and the Expansion Space from and after the Reduction Effective Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease.

3.	Representations. Tenant represents and warrants that, as of the date hereof and the Reduction Space Expiration Date: (a) Tenant has not subleased the Reduction Space or made any disposition, assignment or conveyance of the Lease or Tenant’s interest therein; (b) no other person or entity has an interest in the Lease, collateral or otherwise; and (c) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Reduction Space which has not been fully paid for.

4.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

4.1	Parking. Effective as of the Reduction Effective Date, reference to “306 non-reserved parking spaces” in Section 8.07 of the First Amendment (amending Section 1 of Exhibit G to the Original Lease) is hereby further amended to be “263 non-reserved parking spaces”.

4.2	Deletions. Section 8.04 of the First Amendment (Additional Monument Signage) is hereby deleted.

4.3	Additional Monument Sign.

A.	Tenant’s Right to Monument Signage. Landlord, at Landlord’s cost, shall construct an additional monument sign for the Building in approximately the location shown on Exhibit B hereto (the “Monument Sign”) no later than June 30, 2011 (subject to Force Majeure), subject to all applicable Laws and receipt of zoning and regulatory approvals. Without Tenant’s prior approval, the Monument Sign shall not differ substantially in appearance from the depiction of the monument sign (without regard to the particular names and logos depicted thereon) shown on Exhibit C hereto. No more than two (2) tenants shall be permitted to have their signage located on the Monument Sign without the approval of Tenant. Subject to the terms of this Section 4.3, from and after Landlord’s completion of construction of the Monument Sign, Tenant shall have the right to have signage (“Tenant’s Monument Signage”) bearing Tenant’s Name (defined below) installed on the Monument Sign. In the event there is more than one tenant name on the Monument Sign, Tenant’s Name shall be in the position on the Monument Sign shown on Exhibit C and the name and logo of the second tenant, if any, shall be the same size. As used herein, “Tenant Name” means, at any time, at Tenant’s discretion, (i) the name of Tenant set forth in the first paragraph of this Amendment (“Tenant’s Existing Name”), or (ii) if Tenant’s name is not then Tenant’s Existing Name, then Tenant’s name, provided that such name is compatible with a first-class office building, as determined by Landlord in its reasonable discretion, and/or (iii) Tenant’s logo, provided that such logo is compatible with a first-class office building and that such logo, together with Tenant’s name, does not occupy more space on the Monument Sign than is shown for Tenant’s Name on Exhibit C. Notwithstanding any contrary provision hereof, Tenant’s rights under this Section 4.3 shall be personal to the party named as Tenant in the first paragraph of this Amendment (“Existing Tenant”) and to any successor to Existing Tenant’s interest in the Lease that acquires its interest in the Lease solely by means of one or more Permitted Transfers originating with Existing Tenant, and may not be transferred to any other party.

B.	Landlord’s Approval. Landlord and Tenant hereby approve the proposed Tenant’s Monument Signage as shown on Exhibit C hereto, subject to applicable Laws. Any changes to Tenant’s Monument Signage shall comply with all applicable Laws and shall be subject to Landlord’s reasonable approval; provided that so long as the proposed Tenant’s Monument Signage does not differ in any material respect from the signage shown on Exhibit C attached hereto, Landlord shall have no approval rights with respect thereto, except with respect to any arrangements for illumination.

C.	Fabrication; Installation; Maintenance; Removal; Costs. Promptly following construction of the Monument Sign, Landlord shall fabricate (in accordance with Tenant’s design as shown on Exhibit C) and install Tenant’s Monument Signage on the Monument Sign. In addition, Landlord shall, (a) at the expiration or earlier termination of Tenant’s rights under this Section 4.3, remove Tenant’s Monument Signage, and (b) maintain, repair, and (if applicable) illuminate the Monument Sign. Tenant shall reimburse Landlord, promptly upon demand, for (x) all costs incurred by Landlord in fabricating, installing or removing Tenant’s Monument Signage, and (y) Tenant’s pro rata share (as determined taking into account any other parties using the Monument Sign) of all costs incurred by Landlord in maintaining, repairing and (if applicable) illuminating the Monument Sign.

D.

Termination. Tenant’s rights to Tenant’s Monument Signage shall terminate and Landlord shall have the right to remove Tenant’s Monument Signage at Tenant’s sole cost and expense (payable by Tenant upon demand) (1) upon expiration or earlier termination of the Lease, and (2) if, at any time during the Term (or renewal thereof), Tenant (i) assigns the Lease (other than in connection with a Permitted

Transfer), (ii) sublets 50% or more of the Premises (other than in connection with a Permitted Transfer), or (iii) ceases to occupy 50% or more of the Premises.

E.	Existing Monument Sign. After the construction of the Monument Sign is completed and Tenant’s Monument Signage has been installed thereon pursuant to Section 4.3.C (or would have been installed by Landlord but for Tenant’s request for changes to the Monument Signage shown on Exhibit C), Tenant’s right to display its name on the existing shared exterior Building monument sign for the building located at 2929 Campus Drive shall be of no further force or effect, and Landlord may remove Tenant’s signage on such existing exterior monument sign.

4.4	Addition of Temporary Storage Space.

A.

Landlord leases to Tenant and Tenant accepts the space containing approximately 450 square feet described as Storage Unit #1 on the basement level of the Building, as shown on Exhibit D attached hereto (the “Storage Space”), for the term (the “Storage Term”) commencing on the date of mutual execution and delivery of this Amendment (“Storage Commencement Date”) and ending on the 120th day following the Storage Commencement Date (“Storage Expiration Date”), unless the Lease or Tenant’s right to possession of the Premises thereunder terminates sooner, in which case the Storage Expiration Date shall be such earlier termination date.

B.	The Storage Space shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. Landlord shall have the right to designate the location within the Storage Space of any items to be placed therein. All items stored in the Storage Space shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

C.	Tenant shall not be required to pay any rent on the Storage Space with respect to the Storage Term.

D.	All terms and provisions of the Lease shall be applicable to the Storage Space, including, without limitation, Section 13 (Indemnity and Waiver of Claims), Section 14 (Insurance) and Section 15 (Subrogation), except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, window washing or electricity (other than standard lighting) to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk. The Storage Space shall not be included in the determination of Tenant’s Pro Rata Share under the Lease nor shall Tenant be required to pay Expenses or Taxes in connection with the Storage Space. A Default by Tenant with respect to the Storage Space shall not constitute a Default by Tenant permitting Landlord to terminate the Lease, provided that the foregoing shall not limit Landlord’s rights under Section 25 of the Lease with respect to removal of Tenant’s personal property, or under Section 19.05 of the Lease to perform such obligations.

E.	Tenant agrees to accept the Storage Space in its condition and “as-built” configuration existing on the earlier of the date Tenant takes possession of the Storage Space or the Storage Commencement Date.

F.	Notwithstanding anything set forth in Section 11 (Assignment and Subletting) of the Lease to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant.

4.5	Contingencies. Notwithstanding any contrary provision hereof, if for any reason (a) Landlord and NexTag, Inc., a Delaware corporation (the “Other Party”), fail to mutually execute and deliver the Required Agreement (defined below) on or before the Contingency Date, or (b) Landlord fails to obtain the consent of the holder of the current Mortgagee to this Amendment,) on or before the Contingency Date, then this Landlord may terminate this Amendment by notifying Tenant no later than five (5) days following the Contingency Date. Upon any such termination, this Amendment shall have no further force or effect. As used herein, “Required Agreement” means an agreement pursuant to which the Other Party leases the Reduction Space. As used herein, “Contingency Date” means the date occurring fifteen (15) business days after the date of mutual execution and delivery of this Amendment by Landlord and Tenant.

5.	Miscellaneous.

5.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

5.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

5.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

5.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

5.5.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company

By:	/s/ John C. Moe
Name:	John C. Moe
Title:	Market Managing Director

TENANT:

NETSUITE INC., a Delaware corporation

By:	/s/ Maurice Smallwood
Name:	Maurice Smallwood
Title:	VP, IT and Facilities

EXHIBIT A

OUTLINE AND LOCATION OF REDUCTION SPACE

A-1

EXHIBIT B

MONUMENT SIGN LOCATION

B-1

EXHIBIT C

TENANT’S MONUMENT SIGNAGE

C-1

EXHIBIT D

LOCATION OF STORAGE SPACE

D-1